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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE


FOR IMMEDIATE RELEASE - July 7, 2004 (4:00 p.m. Central Time)

CAPITAL BANCORP, INC.
1820 WEST END AVENUE
NASHVILLE, TENNESSEE 37203

Contact: Sally P. Kimble, Executive Vice President and Chief Financial Officer (615.234.1614)

                  CAPITAL BANCORP, INC., NASHVILLE, TENNESSEE,
                ANNOUNCES SECOND QUARTER 2004 EARNINGS INCREASE,
                            STOCK TRADING BY INSIDERS

Nashville, Tennessee, July 7, 2004 - Capital Bancorp, Inc. today issued the following statement:

Capital Bancorp, Inc. reported consolidated earnings and financial highlights for the quarter and six months ended June 30, 2004. Capital Bancorp, Inc. is the parent company of Capital Bank & Trust Company, which is headquartered in Nashville, Tennessee. These results included:

Net income for the six months ended June 30, 2004, was $1,280,000, or $0.81 basic earnings per common share, up 32.1% from $969,000, or $0.62 basic earnings per common share, for the same period of 2003. Net income for the second quarter of 2004 was $677,000, or $0.43 basic earnings per common share, up 39% from $487,000, or $0.31 basic earnings per common share, for the same period in 2003. The earnings increase is primarily attributable to increased interest income due to increased volumes in loans and investment securities and management of non-interest expenses.

The Company's growth trends are also continuing into 2004. Total assets have increased $22,917,000, or 8.1%, from $281,969,000 at December 31, 2003, to
$304,886,000 at June 30, 2004. Loans, net of allowance for possible loan losses and unearned interest and fees, increased $9,124,000, or about 4.3%, during the first six months of 2004, ending the period at $223,458,000. Total deposits increased $29,366,000, or 13.1%, to $253,596,000 during the same period.

In commenting on the Company's second quarter performance, R. Rick Hart, Chairman, President and CEO, said: "Capital Bank continued to experience solid growth in earnings, deposits and loans resulting in an outstanding second quarter. We believe that our focus on quality, individual service has been critical to our excellent results. Although the local and national economies present challenges, we believe that the Bank will continue to have strong earnings and growth. The long-term impact of recent interest rate increases by the Federal Reserve remains to be seen, but we continue to be optimistic. We are especially fortunate to have such a dedicated Board and Staff."

Officers, directors and employees of the Company may make open-market purchases or sales of the Company's shares from July 9, 2004, to and through August 31, 2004. The Company itself is not currently engaged in any open-market purchases of its own securities and does not presently plan to make any such purchases. Any change in this plan will be announced in advance. The Company deems this announcement to be a technical




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announcement made solely for the purpose of advising the investing public that, commencing and ending as set forth in this paragraph, some reported trades in the Company's stock may be the result of purchases or sales by persons affiliated with or employed by the Company. It is also anticipated that such persons may begin trading again not later than the third business day after each announcement of the Company's quarterly and/or annual earnings. Trades by directors and executive officers of the Company will be reported in accordance with applicable SEC rules. Exercises of fully vested options by executive officers and directors of the Company are not subject to the limitations stated in this paragraph but will, of course, be duly reported.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements of opinion and those labeled with the terms believes, belief, expects, intends, anticipates or plans to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission (SEC). The following important factors affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: Changes in interest rates, further declines or upward trends in the local, regional, state and national economies, as well as the effects of future government fiscal and monetary policies, and the Bank's ability to attract stable low-cost deposits and to make quality and profitable loans, among other things, are all factors that can have a material impact on the Company's ability to achieve favorable results. To these must be added other risks previously and hereafter identified from time to time in the Company's reports to the SEC and in public announcements. In addition, all numbers are unaudited and quarterly results are subject to adjustment in the ordinary course. The Company undertakes no obligation to correct or update this information.

Capital Bancorp, Inc. is a registered bank holding company headquartered in Nashville, Tennessee. It offers extensive and service-intensive financial products and services through its direct and indirect subsidiaries. Its principal subsidiary is Capital Bank & Trust Company, which operates six full-service banking offices in Davidson and Sumner Counties, in Tennessee, including West End, Downtown, Green Hills, Goodlettsville, Hendersonville, and Hermitage. For additional information about the Company and the Bank, please visit the Bank's website at www.capitalbk.com.


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